PLAN OF REORGANIZATION

         THIS PLAN OF REORGANIZATION is dated as of August 1, 2003 ("Plan"), and has been adopted by the Board of Directors ("Board") of Strong Equity Funds, Inc., a Wisconsin corporation ("Corporation") to provide for the reorganization of the Strong Advisor Mid Cap Growth Fund ("Selling Fund") into the Strong Growth Fund ("Acquiring Fund"). The Selling Fund and the Acquiring Fund are sometimes referred to collectively, as the "Funds" and individually, as a "Fund."

                             PRELIMINARY STATEMENTS

         A. The Selling Fund and the Acquiring Fund are each series of the Corporation, which is an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act").

         B. The Board has determined that the Reorganization (as defined below) is in the best interests of each Fund and that the interests of the existing shareholders of each Fund would not be diluted as a result of the Reorganization.

         C. This Plan is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended ("Code").

                                   PROVISIONS

         1. PLAN OF REORGANIZATION. (a) As of the Effective Time (as that term is defined in Section 5), the Selling Fund will assign, deliver, and otherwise transfer all of its assets and good and marketable title to the assets, free and clear of all liens, encumbrances and adverse claims except as provided in this Plan, and assign all liabilities, other than those (if any) for which specific reserves have been set aside, to the Acquiring Fund. The Acquiring Fund shall acquire these assets and shall assume these liabilities in exchange for the issuance of shares (both full and fractional) of the Acquiring Fund to the shareholders of the Selling Fund, equivalent in value to the shares of the Selling Fund outstanding immediately prior to the Effective Time. The transaction as it relates to the reorganization of the Selling Fund into the Acquiring Fund is referred to as the "Reorganization."

               (b) The Acquiring Fund shares are divided into five classes, Advisor Class, Investor Class, Institutional Class, Class C, and Class K shares. Acquiring Fund Institutional Class and Class K shares are not participating in the Reorganization as the Selling Fund does not offer corresponding share classes. The three Acquiring Fund share classes that will be issued in exchange for the assets of the Selling Fund are Advisor Class, Investor Class and Class C (collectively referred to as "Acquiring Fund Shares"). The Selling Fund shares that are held by the holders of Selling Fund as of the Effective Time are divided into four classes, Class A, Class B, Class C, and Class Z (collectively referred to as "Selling Fund Shares"). With respect to the Selling Fund, recordholders of Class A, Class B, Class C, and Class Z shares, shall be credited with full and fractional Advisor Class, Advisor Class, Class C, and Investor Class shares, as set forth in Schedule A. The assets and liabilities of the Selling Fund shall be exclusively assigned to and assumed by the Acquiring Fund. All assigned debts, liabilities, obligations and duties of the Selling Fund, to the extent that they exist at or after the Effective Time, shall after the Effective Time, attach to the Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund. If the Selling Fund is unable to make delivery of any of its portfolio securities, pursuant to this Section, to the Acquiring Fund because any of such securities purchased by the Selling Fund have not yet been delivered to it by the Selling Fund's broker or brokers, then, in lieu of such delivery, the Selling Fund shall deliver to the Acquiring Fund, with respect to these securities, executed copies of an agreement of assignment and due bills executed on behalf of the broker or brokers, together with any other documents as may be required by the Acquiring Fund, including brokers' confirmation slips.

         (c) In determining contingent deferred sales charges applicable to Acquiring Fund Class C shares issued in the Reorganization, Acquiring Fund shall give each holder thereof credit for the period during which such holder held the Class C shares of the Selling Fund, in exchange for which such Acquiring Fund Class C shares were issued. In addition, front-end sales charges waived due to a purchase of $1 million or more in Class A shares of Selling Fund, and contingent deferred sales charges remaining on Class B shares of Selling Fund, will be waived as part of the Reorganization upon the issuance of Acquiring Fund Advisor Class shares to affected Selling Fund Class A and Class B shareholders.

2. TRANSFER OF ASSETS. The assets of the Selling Fund to be acquired by the Acquiring Fund shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), goodwill, and intangible property, and deferred or prepaid expenses, as well as any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Selling Fund, and other property owned by the Selling Fund as of the Effective Time.

         3. VALUATION OF ASSETS AND LIABILITIES. With respect to the Selling Fund, the value of its Assets and Liabilities shall be the value of such Assets and Liabilities computed as of the time at which its net asset value is calculated at the close of business on the New York Stock Exchange, normally 3:00 p.m. Central Time, on the business day immediately prior to the Effective Time. In determining the value of the securities transferred by the Selling Fund to the Acquiring Fund, each security shall be priced in accordance with the pricing policies and procedures of the Selling Fund as described in its current Prospectus(es) and Statement of Additional Information.

         4. LIQUIDATION OF THE SELLING FUND. As of the Effective Time, the Selling Fund will liquidate. Each shareholder of the Selling Fund shall also have the right to receive any dividends or other distributions that were declared prior to the Effective Time, but unpaid at that time, with respect to the Selling Fund Shares that are held by the Selling Fund's shareholders as of the Effective Time. Contemporaneous with the liquidation of the Selling Fund, each shareholder of the Selling Fund will be issued a number of corresponding Acquiring Fund Shares, as set forth in Schedule A, equal in value to the Selling Fund Shares held by that shareholder. This liquidation will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of record of the Selling Fund and representing the respective number of Acquiring Fund Shares due that shareholder. An amendment to the Articles of Incorporation of the Corporation in a form not materially different from that attached as Annex 1 to this Plan ("Articles Amendment") shall be filed to eliminate the Acquired Fund.

         5. CONDITIONS OF THE REORGANIZATION. Consummation of this Plan is subject to the following conditions:

         (a) SHARES TO BE ISSUED UPON REORGANIZATION. The Acquiring Fund Shares to be issued in connection with the Reorganization (i) have been duly authorized and upon consummation of the
                  Reorganization will be validly issued, fully paid, and non-assessable, to the fullest extent permitted by applicable law and (ii) will be duly registered in conformity with applicable federal and state securities laws, and (iii) no shareholder of the Acquiring Fund shall have any option, warrant, or preemptive right of subscription or purchase with respect to the Acquiring Fund's Shares.

         (b) MARKETABLE TITLE TO ASSETS. The Selling Fund will have, as of the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer, and deliver, the assets to be transferred to the Acquiring Fund. Upon delivery and payment for these assets, the Acquiring Fund will have good and marketable title to the assets without restriction on the transfer of the assets free and clear of all liens, encumbrances, and adverse claims.

         (c) TAXES. As of the Effective Time, all federal and other tax returns and reports of each Fund required by law to have been filed shall have been filed, and all other taxes shall have been paid so far as due, or provision shall have been made for the payment of them, and to the best of the Corporation's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of those returns.

         (d) OPINION OF COUNSEL. The Corporation shall have received an opinion of counsel based upon customary representations and assumptions, in form reasonably satisfactory to the Corporation and dated as of the Effective Time, to the effect that:

         (1) the shares of the Acquiring Fund issued and outstanding as of the Effective Time are duly authorized and validly issued, fully paid, and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, including judicial interpretations thereof and any successor statute;

         (2) the Acquiring Fund Shares to be issued to the Selling Fund, as provided for by this Plan, are duly authorized and upon delivery pursuant to the terms of this Plan, will be validly issued, fully paid, and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, including judicial interpretations thereof and any successor statute, and no shareholder of the Acquiring Fund has any option, warrant, or preemptive right to subscription or purchase in respect thereof based on a review of the Corporation's Amended and Restated Articles of Incorporation and Bylaws and otherwise to such counsel's knowledge;

         (3) the Selling Fund Shares issued and outstanding as of the Effective Time are duly authorized and validly issued, fully paid, and non-assessable by the Selling Fund, except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes, including judicial interpretations thereof and any successor statute;

         (4) the Board has duly authorized the Acquiring Fund and Selling Fund, each as a class of common stock of the Corporation, pursuant to the terms of the Amended and Restated Articles of Incorporation of the Corporation;

         (5) the consummation of the transactions contemplated by this Plan will not violate the Amended and Restated Articles of Incorporation or Bylaws of the Corporation or any material agreement known to such counsel to which the Corporation, on behalf of either the Acquiring Fund or Selling Fund, is a party or by which it is bound;

         (6) to the knowledge of such counsel no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Corporation of the transactions contemplated by this Plan, except such as have been obtained under the Securities Act of 1933 ("1933 Act"), state securities laws, the 1940 Act, the rules and regulations under those statutes and such as may be required under state securities laws, rules, and regulations; and

         (7) the Acquiring Fund and the Selling Fund are each registered as a series of an investment company under the 1940 Act and such registration with the Securities and Exchange Commission ("SEC") as an investment company or series thereof under the 1940 Act is in full force and effect.

         Such opinion: (a) shall state that while such counsel have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness, or fairness of any portion of the Form N-14 Registration Statement relating to the Reorganization or any amendment thereof or supplement thereto, they have generally reviewed and discussed certain information included therein with respect to the Selling Fund with certain officers of the Corporation and that in the course of such review and discussion no facts came to the attention of such counsel which caused them to believe that, on the respective effective or clearance dates of the Form N-14 Registration Statement, and any amendment thereof or supplement thereto, the Form N-14 Registration Statement or any amendment thereof or supplement thereto, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
(b) shall state that such counsel does not express any opinion or belief as to the financial statements, other financial data, statistical data, or any information relating to the Selling Fund contained or incorporated by reference in the Form N-14 Registration Statement; and (c) shall state that such opinion is solely for the benefit of the Corporation and its Board and officers.

         In giving such opinion, counsel may rely upon officers' certificates and certificates of public officials.

         (e) The Corporation shall have received on or before the Effective Time an opinion of counsel satisfactory to the Corporation, based upon customary representations and assumptions, substantially to the effect that the Reorganization, as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code, will have the following federal income tax consequences for Selling Fund shareholders, the Selling Fund, and the Acquiring Fund:

         (1) No gain or loss will be recognized by the Selling Fund upon the transfer of its assets in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Selling Fund's liabilities;

         (2) No gain or loss will be recognized by the Acquiring Fund on its receipt of the Selling Fund's assets in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Selling Fund's liabilities;

         (3) The basis of the Selling Fund's assets in the Acquiring Fund's hands will be the same as the basis of those assets in the Selling Fund's hands immediately before the Reorganization;

         (4) The Acquiring Fund's holding period for the assets transferred to the Acquiring Fund by the Selling Fund will include the holding period of those assets in the Selling Fund's hands immediately before the Reorganization;

         (5) No gain or loss will be recognized by the Selling Fund on the issuance of Acquiring Fund Shares to the Selling Fund's shareholders in exchange for Selling Fund Shares;

         (6) No gain or loss will be recognized by the Selling Fund's shareholders as a result of the Selling Fund's distribution of Acquiring Fund Shares to the Selling Fund's shareholders in exchange for the Selling Fund's shareholders' Selling Fund Shares;

         (7) The basis of the Acquiring Fund Shares received by the Selling Fund's shareholders will be the same as the basis of that Selling Fund's shareholders' Selling Fund Shares surrendered in exchange therefore; and

         (8) The holding period of the Acquiring Fund Shares received by the Selling Fund's shareholders will include the Selling Fund's shareholders' holding period for the Selling Fund's shareholders' Selling Fund Shares surrendered in exchange for the Acquiring Fund Shares, provided that the Selling Fund Shares were held as capital assets on the date of the Reorganization.

         (f) This Plan, including the Articles Amendment, and the Reorganization contemplated by this Plan shall have been approved, at a special meeting, by the shareholders of the Selling Fund in a manner consistent with the requirements under the Wisconsin Statutes.

         (g) The Board, at a meeting duly called for such purpose, shall have authorized the issuance by the Acquiring Fund of Acquiring Fund Shares as of the Effective Time in exchange for the assets of the Selling Fund pursuant to the terms and provisions of this Plan.

         (h) The Corporation will not take any action or cause any action to be taken that is inconsistent with the treatment of the Reorganization as a reorganization within the meaning of
                  Section 368(a) of the Code or results in the failure of the transaction to qualify as a reorganization with the meaning of
                  Section 368(a) of the Code. At or prior to the Effective Time, the Corporation will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to deliver the tax opinion contemplated in this Plan.

         6. EFFECTIVE TIME OF THE REORGANIZATION. The exchange of the Selling Fund's assets for corresponding Acquiring Fund Shares shall be as of the close of market on November 7, 2003, or at such other time and date as fixed by the Board or any duly authorized officer of the Corporation ("Effective Time").

         7. TERMINATION. This Plan and the transactions contemplated by this Plan may be terminated and abandoned by resolution of the Board, or at the discretion of any duly authorized officer of the Corporation, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such Board or officer, make proceeding with the Plan inadvisable. In the event of any such termination, there shall be no liability for damages on the part of the Acquiring Fund, the Selling Fund, or the Corporation, or the Corporation's Board or officers.

         8. AMENDMENT AND WAIVER. This Plan may be amended, modified, or supplemented at any time (to the fullest extent permitted by law) upon authorization by the Board, with or without shareholder approval; PROVIDED, THAT no amendment may have the effect of changing the provisions for determining the number or value of Acquiring Fund Shares to be paid to the Selling Fund's shareholders under this Plan to the detriment of the Selling Fund's shareholders or otherwise materially change the annexed amendment to the Articles of Incorporation of the Corporation without further shareholder approval. The Board or any duly authorized officer of the Corporation, may waive any condition to the consummation of this Plan if, in its or such officer's judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquiring Fund or the Selling Fund.

         9. FEES AND EXPENSES. Strong Capital Management, Inc. shall bear the expenses of the Reorganization.

         10. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Wisconsin.


                                   SCHEDULE A

SELLING FUND AND SHARE CLASS                                    ACQUIRING FUND AND SHARE CLASS
--------------------------------------------------------------- -------------------------------------------------------------
--------------------------------------------------------------- -------------------------------------------------------------
ADVISOR MID CAP GROWTH FUND                                     GROWTH FUND
     Class A Shares                                                 Advisor Class Shares
     Class B Shares                                                 Advisor Class Shares
     Class C Shares                                                 Class C Shares
     Class Z Shares                                                 Investor Class Shares



                        ANNEX 1 TO PLAN OF REORGANIZATION

    TO BE EFFECTIVE UPON FILING WITH THE DEPARTMENT OF FINANCIAL INSTITUTIONS

                     AMENDMENT TO ARTICLES OF INCORPORATION

                                       OF

                            STRONG EQUITY FUNDS, INC.

     The undersigned ________________ of Strong Equity Funds, Inc. (the "Corporation"), hereby certifies that in accordance with Section 180.1003 of the Wisconsin Statutes, the following Amendment was duly adopted by the Board of Directors of the Corporation on August 1, 2003 and (1) subsequently approved by the shareholders of the class designated as the Strong Large Cap Core Fund at a meeting held on October 31, 2003 in order to terminate the class designated as the Strong Large Cap Core Fund in connection with a reorganization effected pursuant to the Agreement and Plan of Reorganization between the Corporation and Strong Conservative Equity Funds, Inc. attached hereto as Exhibit A, and (2) subsequently approved by the shareholders of the class designated as the Strong Advisor Mid Cap Growth Fund at a meeting held on October 31, 2003 in order to terminate the class designated as the Strong Advisor Mid Cap Growth Fund in connection with a reorganization effected pursuant to a Plan of Reorganization attached hereto as Exhibit B.

         1. Paragraph A of Article IV is hereby amended by deleting Paragraph A thereof and inserting the following as a new paragraph:

                  "A. The Corporation shall have the authority to issue an indefinite number of shares of Common Stock with a par value of $.00001 per share. Subject to the following paragraph the authorized shares are classified as follows:

         CLASS                                                SERIES                   AUTHORIZED NUMBER
                                                                                          OF SHARES
         Strong Advisor Large Company Core Fund               Class A                   Indefinite
                                                              Class B                   Indefinite
                                                              Class C                   Indefinite
                                                              Class K                   Indefinite
         Strong Advisor Small Cap Value Fund                  Class A                   Indefinite
                                                              Class B                   Indefinite
                                                              Class C                   Indefinite
                                                              Class Z                   Indefinite
         Strong Advisor Utilities and Energy Fund             Class A                   Indefinite
                                                              Class B                   Indefinite
                                                              Class C                   Indefinite
         Strong Dow 30 Value Fund                             Investor Class            Indefinite
         Strong Enterprise Fund                               Investor Class            Indefinite
                                                              Advisor Class             Indefinite
                                                              Institutional Class       Indefinite
                                                              Class K                   Indefinite
         Strong Growth Fund                                   Investor Class            Indefinite
                                                              Advisor Class             Indefinite
                                                              Institutional Class       Indefinite
                                                              Class C                   Indefinite
                                                              Class K                   Indefinite
         Strong Growth 20 Fund                                Investor Class            Indefinite
                                                              Advisor Class             Indefinite
         Strong Index 500 Fund                                Investor Class            Indefinite
         Strong Large Company Growth Fund                     Investor Class            Indefinite
                                                              Class K                   Indefinite
         Strong Mid Cap Disciplined Fund                      Investor Class            Indefinite
         Strong Technology 100 Fund                           Investor Class            Indefinite
         Strong U.S. Emerging Growth Fund                     Investor Class            Indefinite
         Strong Value Fund                                    Investor Class            Indefinite"

         2. Article IV is hereby amended by adding new paragraphs, labeled Paragraph K and Paragraph L, and inserting the following language:

                  "K. As of the Effective  Time, as defined in the Agreement and
              Plan of Reorganization for the reorganization of the Strong Large Cap Core Fund into the Strong Growth and Income Fund ("Agreement"), each outstanding share of Common Stock of the Strong Large Cap Core Fund shall be exchanged for Acquiring Fund Shares (as defined in the Agreement) in accordance with the terms of the Agreement. Certificates representing shares of the Strong Large Cap Core Fund shall be surrendered at the time and in the manner set forth in the Agreement. Any such certificates that remain outstanding after the Effective Time shall be deemed to be automatically canceled, and shares represented by such certificates shall be restored to the status of authorized but unissued shares and shall be automatically exchanged as noted above."

              "L. As of the Effective Time, as defined in the Plan of Reorganization for the reorganization of the Strong Advisor Mid Cap Growth Fund into the Strong Growth Fund ("Plan"), each outstanding share of Common Stock of the Strong Advisor Mid Cap Growth Fund shall be exchanged for Acquiring Fund Shares (as defined in the Plan) in accordance with the terms of the Plan. Certificates representing shares of the Strong Advisor Mid Cap Growth Fund shall be surrendered at the time and in the manner set forth in the Plan. Any such certificates that remain outstanding after the Effective Time shall be deemed to be automatically canceled, and shares represented by such certificates shall be restored to the status of authorized but unissued shares and shall be automatically exchanged as noted above."

         Executed in duplicate this        day of                 , 2003.


                                           STRONG EQUITY FUNDS, INC.



                                           BY: _______________________________
                                                          [NAME]
                                                          [TITLE]

This instrument was drafted by: